UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 28, 2005

INTER-TEL, INCORPORATED

(Exact name of registrant as specified in its charter)

Arizona	01-10211	86-0220994

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1615 S. 52nd Street
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(480) 449-8900
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

     On February 28, 2005, Craig W. Rauchle, President and Chief Operating Officer of Inter-Tel, Incorporated (the “Company”) adopted a stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and the Company’s policies regarding stock transactions. In the future, and not less than 90 days from the date of this announcement, Mr. Rauchle expects to begin selling a portion of his shares of the Company’s common stock (“Common Stock”) pursuant to the stock trading plan.

     The pre-arranged stock trading plan was adopted in order to allow Mr. Rauchle to sell a portion of his shares of Common Stock over time as part of his long-term strategies for individual asset diversification and liquidity. The transactions under the plan will be disclosed publicly through Form 4 and Form 144 filings with the Securities and Exchange Commission. Using the plan, Mr. Rauchle can further diversify his investment portfolio. Because the plan was established well in advance of a trade, he also helps avoid concerns about whether he had material, non-public information when he made a decision to sell his stock.

     Mr. Rauchle currently holds approximately 323,498 shares of the Common Stock (including 317,600 shares issuable upon exercise of the options, which will be fully vested within 90 days of the date of this announcement), which would represent approximately 1.2% of the Company’s outstanding Common Stock (including shares issuable upon exercise of fully vested options of all of the directors and Named Executive Officers of Inter-Tel). Under the terms of the Rule 10b5-1 trading plan, and as a part of a 12 month diversification plan, Mr. Rauchle intends to sell approximately 100,000 shares. If Mr. Rauchle completes all the planned sales under the Rule 10b5-1 trading plan and assuming no additional purchases or sales by Mr. Rauchle, he would continue to own approximately 223,498 shares, which would represent approximately 0.8% of the outstanding Common Stock (including 217,600 shares issuable upon exercise of fully vested options and assuming no other purchases or sales of Common Stock).

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inter-Tel, Incorporated

	By:	/s/ John L. Gardner

John L. Gardner
General Counsel and Assistant Secretary

Date: February 28, 2005

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